UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

December 6, 2014

Date of Report

(Date of earliest event reported)

Hudson Pacific Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34789	27-1430478
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11601 Wilshire Blvd., Sixth Floor
Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 445-5700

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Asset Purchase Agreement

As previously disclosed, on December 6, 2014 (the “Execution Date”), Hudson Pacific Properties, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”), by and among the Company, Hudson Pacific Properties, L.P. (the “Operating Partnership” and, together with the Company, the “Buyer Parties”) and certain affiliates of The Blackstone Group L.P. (collectively, the “Seller Parties”), pursuant to which the Operating Partnership and/or other subsidiaries of the Company will acquire a portfolio of 26 high-quality office assets totaling approximately 8.2 million square feet and two development parcels in the San Francisco Peninsula and Silicon Valley (the “Target Properties”) from the Seller Parties in exchange for a combination of cash and equity consideration (described below) (the “Transaction”).

The consideration to be delivered by the Buyer Parties to the Seller Parties for the Target Properties at the closing of the Transaction (the “Closing”) consists of the following cash and equity consideration (each subject to adjustment as described in the Purchase Agreement):

•	Cash Consideration. At the Closing, the Operating Partnership will deliver to the Seller Parties a payment in cash of an aggregate amount equal to $1.75 billion (the “Cash Consideration”).

•	Equity Consideration. At the Closing, the Buyer Parties will deliver to the Seller Parties (or their designated affiliates) an aggregate amount of 63,474,791 newly-issued shares of common stock of the Company (the “Issued Common Shares”) and newly-issued common units of limited partnership interest in the Operating Partnership (the “Issued OP Units” and, together with the Issued Common Shares, the “Equity Consideration”). The Issued Common Shares will represent approximately 9.8% of the outstanding common stock of the Company (after giving effect to the issuance of the Issued Common Shares), and the Issued OP Units will be in an amount equal to 63,474,791, less the number of Issued Common Shares.

The Company’s issuance of the Equity Consideration to the Seller Parties (the “Equity Issuance”) requires the affirmative vote of a majority of votes cast at a meeting of the Company’s stockholders (the “Requisite Stockholder Approval”).

The Buyer Parties and the Seller Parties each make certain customary representations, warranties and covenants in the Purchase Agreement, including, among others, covenants:

•	to conduct their respective businesses in the ordinary course consistent with past practice during the period between the Execution Date and the Closing;

•	that the Company will convene and hold a meeting of its stockholders to consider and vote upon the Equity Issuance, and subject to certain exceptions, the Board of Directors of the Company (the “Board”) will recommend that the Company’s stockholders vote to approve the Equity Issuance;

•	subject to certain exceptions, the Company will not (i) solicit, initiate, cause or knowingly facilitate the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any “Buyer Acquisition Proposal” (as defined in the Purchase Agreement), (ii) engage in or otherwise participate in discussions or negotiations with any person with respect to, or that would reasonably be expected to lead to, any Buyer Acquisition Proposal or (iii) furnish any non-public information or afford any person access to its business, properties, assets or personnel in connection with, or for the purpose of facilitating, a Buyer Acquisition Proposal; and

•	that the Seller Parties cause the release and discharge of certain existing liens and encumbrances on the Target Properties, and use reasonable best efforts to obtain acceptable estoppel certificates from tenants under leases at the Target Properties and lessors under ground leases to which any Target Properties are subject.

Subject to the terms and conditions set forth in the Purchase Agreement, the Buyer Parties and the Seller Parties have committed to use their reasonable best efforts to take, or cause to be taken, all actions and to assist and cooperate in doing, all things necessary, proper or advisable under applicable law or pursuant to any contract to consummate the Transaction.

The consummation of the Transaction is subject to customary conditions, including (i) the receipt of the Requisite Stockholder Approval, (ii) the approval for listing of the Issued Common Shares on the New York Stock Exchange (“NYSE”) (subject only to official notice of issuance), (iii) the absence of any law or order prohibiting or making illegal the consummation of the Transaction, (iv) the issuance of title insurance policies for the underlying land, buildings and other improvements relating to each Target Property (subject to certain qualifications), (v) the receipt of a certain percentage of estoppel certificates from tenants under lease at the Target Properties, (vi) the absence of a material adverse effect on the Buyer Parties or the Target Properties, (vii) subject to certain exceptions, the accuracy of the representations and warranties made by the Buyer Parties and the Seller Parties, respectively, and compliance by the Buyer Parties and the Seller Parties with their respective covenants and (viii) an opinion that the Company meets the requirements for qualification and taxation as a real estate investment trust (REIT) under the Internal Revenue Code of 1986, as amended.

The Purchase Agreement may be terminated under certain circumstances by the Buyer Parties, including, prior to the receipt of the Requisite Stockholder Approval, in order to concurrently enter into a definitive agreement with respect to a “Superior Acquisition Proposal” (as defined in the Purchase Agreement), so long as the Buyer Parties comply with certain notice and other requirements set forth in the Purchase Agreement. In addition, the Seller Parties may terminate the Purchase Agreement under certain circumstances and subject to certain restrictions, including if the Board effects a “Change of Recommendation” (as defined in the Purchase Agreement). In the foregoing specified circumstances, the Buyer Parties would be required to pay the Seller Parties a termination fee of $60 million, subject to certain adjustments as set forth in the Purchase Agreement. In addition, the Buyer Parties would be required to pay the Seller Parties a termination fee of $120 million, subject to certain adjustments as set forth in the Purchase Agreement, if the Purchase Agreement is terminated by the Seller Parties in circumstances when the conditions to closing are satisfied, the Seller Parties have irrevocably confirmed to the Buyer Parties that, among other things, the Seller Parties are prepared to consummate the Closing, and the Buyer Parties fail to consummate the Closing within two business days from the date the Closing was required to occur pursuant to the Purchase Agreement and the Seller Parties stood ready, willing and able to consummate the Closing throughout such two business day period. The Purchase Agreement contains certain other termination rights for the Seller Parties, and alternative termination fees and/or expense reimbursements payable by the Buyer Parties in connection with those other termination rights of up to $14 million and $60 million, depending on the circumstances.

Pursuant to the Purchase Agreement, effective as of the Closing, among other things, (i) the Company, the Operating Partnership and the Seller Parties (or their designated affiliates) will enter into a Stockholders Agreement (the “Stockholders Agreement”); (ii) the Company and the Seller Parties (or their designated affiliates) will enter into a Registration Rights Agreement (the “Registration Rights Agreement”); and (iii) the Company will enter into a Third Amended and Restated Limited Partnership Agreement of the Operating Partnership (“Third Amended and Restated Limited Partnership Agreement”), each described in more detail below.

Voting Agreement Between the Seller Parties and Farallon

In order to induce the Seller Parties to enter into the Purchase Agreement, simultaneously with the execution and delivery of the Purchase Agreement, on December 6, 2014 Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P. and Farallon Capital Institutional Partners III, L.P. (collectively, the “Farallon Funds”) and the Seller Parties entered into a Voting Agreement, dated as of December 6, 2014 (the “Voting Agreement”). The following description of the Voting Agreement is qualified in its entirety by reference to the Voting Agreement, a copy of which is attached or will be attached as Exhibit 20 to the Farallon Funds’ Schedule 13D filed with the Securities and Exchange Commission (the “SEC”). None of the Buyer Parties is a party to the Voting Agreement.

Each of the Farallon Funds has agreed that, until the termination of the Voting Agreement, it shall, and it shall cause any other holder of record of any Covered Shares (as defined below) to, vote all Covered Shares at any meeting of the stockholders of the Company or in any other circumstances upon which a vote, consent or other approval of the stockholders of the Company is sought in connection with the Transaction (i) in favor of the Transaction, (ii) against any potential competing transaction defined in the Purchase Agreement as a “Buyer Acquisition Proposal” and (iii) against any other action that could reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Transaction or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company under the Purchase Agreement. “Covered Shares” are shares of the Company’s common stock beneficially owned by the Farallon Funds as of the date of the Voting Agreement, together with any Shares acquired after the date of the Voting Agreement, whether upon exercise of options or warrants, conversion of convertible securities or exchange of common units of limited partnership of the Operating Partnership or otherwise, by the Farallon Funds or any other investment fund or account that is, directly or indirectly, managed or advised by or affiliated with Farallon Capital Management, L.L.C. or Farallon Partners, L.L.C.

Each of the Farallon Funds has agreed that it shall not, until the earlier of (x) the termination of the Voting Agreement and (y) April 1, 2015, directly or indirectly sell (including short sales), transfer, lease, assign, encumber, pledge, hedge, swap, hypothecate, enter into a “put equivalent position” or otherwise dispose of (by operation of law or otherwise) (a “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to a Transfer of any Covered Shares or common units of limited partnership interest in the Operating Partnership or any interest therein (including voting interest), except for certain Transfers to affiliates as permitted by the Voting Agreement.

The Voting Agreement provides that it terminates upon the earliest of (i) the closing of the transactions contemplated by the Purchase Agreement, (ii) the termination of the Purchase Agreement in accordance with its terms, (iii) written notice of termination of the Voting Agreement by the Seller Parties to the Farallon Funds, (iv) the Board withdrawing its recommendation that stockholders vote in favor of the Equity Issuance, or taking such other action as constitutes a “Change of Recommendation” (as defined in the Purchase Agreement), and (v) 11:59 p.m. New York time on July 3, 2015.

The Stockholders Agreement

The Stockholders Agreement will set forth various arrangements and restrictions with respect to governance of the Company and certain rights of the Seller Parties (or their designated affiliates) (the “Sponsor Stockholders”) with respect to the Equity Consideration.

Pursuant to the terms of the Stockholders Agreement, at Closing, the Board will expand from nine to 12 directors and will elect three nominees designated by the Sponsor Stockholders to the Board. Subject to certain exceptions, the Board will continue to include the Sponsor Stockholders’ nominees in its slate of directors, will continue to recommend such nominees, and will otherwise use its reasonable best efforts to solicit the vote of the Company’s stockholders to elect to the Board the slate of nominees which includes those nominated by the Sponsor Stockholders. The Sponsor Stockholders will have the right to designate three director nominees to the Board for so long as the Sponsor Stockholders continue to beneficially own, in the aggregate, greater than 50% of the Equity Consideration. If the Sponsor Stockholders beneficial ownership of Equity Consideration decreases, then the number of director nominees that the Sponsor Stockholders will have the right to designate will be reduced (i) to two, if the Sponsor Stockholders beneficially own greater than or equal 30% but less than or equal to 50% of the Equity Consideration and (ii) to one, if the Sponsor Stockholders beneficially own greater than or equal to 15% but less than 30% of the Equity Consideration. The Board nomination rights of the Sponsor Stockholders will terminate at such time as the Sponsor Stockholders beneficially own less than 15% of the Equity Consideration or upon written notice of waiver or termination of such rights by the Sponsor Stockholders. So long as the Sponsor Stockholders retain the right to designate at least one nominee to the Board, the Company will not be permitted to increase the total number of directors comprising the Board to more than twelve persons.

For so long as the Sponsor Stockholders have the right to designate at least two director nominees, subject to the satisfaction of applicable NYSE independence requirements, the Sponsor Stockholders will also be entitled to appoint one such nominee then serving on the Board to serve on each committee of the Board (other than certain specified committees).

The Stockholders Agreement will also include: (i) standstill provisions, which will, until such time as the Sponsor Stockholders beneficially own less than 10% of the total number of issued and outstanding common equity of the Company on a fully-diluted basis, restrict the Sponsor Stockholders and Blackstone Real Estate Advisors L.P. from, among other things, acquiring additional equity or debt securities (other than non-recourse debt and certain other debt) of the Company and its subsidiaries without the Company’s prior written consent; and (ii) transfer restriction provisions, which will restrict the Sponsor Stockholders from transferring any Equity Consideration (including shares of common stock of the Company that have been exchanged by the Sponsor Stockholders for common units of partnership interest in the Operating Partnership pursuant to the terms of the Operating Partnership Amendment) (collectively, the “Covered Securities”) until November 1, 2015, at which time such transfer restrictions will cease to be applicable to 50% of the Covered Securities. The transfer restrictions applicable to the remaining 50% of the Covered Securities will cease to be applicable on March 1, 2016 (or, if earlier, 30 days following written notice of waiver or termination by the Sponsor Stockholders of their board nomination rights described above). If, prior to November 1, 2015 the Sponsor Stockholders provide written notice waiving and terminating their board nomination rights described above, the transfer restrictions applicable to all the Covered Securities will cease to be applicable on November 1, 2015 and, if such written notice of waiver and termination is provided after November 1, 2015, then the transfer restrictions will cease to be applicable 30 days following such written notice.

In addition, pursuant to the Stockholders Agreement, during the 24 months following the Closing, the Company is required to obtain the prior written consent of the Seller Parties prior to issuances of any common equity securities in excess of 15% of the common equity securities at closing taking into account the Equity Issuance (subject to certain exceptions). Further, under the terms of the Stockholders Agreement, the Company (in its capacity as the general partner of the Operating Partnership) will waive the minimum holding period required with respect to future redemptions of the Issued OP Units pursuant to the Third Amended and Restated Limited Partnership Agreement and will grant certain additional rights to the Seller Parties (or their designated affiliates) in connection with such redemptions.

The Registration Rights Agreement

The Registration Rights Agreement will provide for customary registration rights with respect to the Equity Consideration, including the following:

•	Shelf Registration. The Company will prepare and file not later than August 1, 2015 a resale shelf registration statement covering the Sponsor Stockholders’ shares of common stock of the Company and shares issuable upon redemption of common units of partnership interest in the Operating Partnership, and the Company is required to use its reasonable best efforts to cause such resale shelf registration statement to become effective prior to the termination of the transfer restrictions under the Stockholders Agreement (as described above).

•	Demand Registrations. Beginning November 1, 2015 (or earlier if transfer restrictions under the Stockholders Agreement are terminated earlier), the Sponsor Stockholders may cause the Company to register their shares (a “Demand Registration”) if the foregoing resale shelf registration statement is not effective or if the Company is not eligible to file a shelf registration statement.

•	Qualified Offerings. Any registered offerings requested by the Sponsor Stockholders that are to an underwriter on a firm commitment basis for reoffering and resale to the public, in an offering that is a “bought deal” with one or more investment banks or in a block trade with a broker-dealer will be: (i) no more frequent than once in any 120-day period, (ii) subject to underwriter lock-ups from prior offerings then in effect, and (iii) subject to a minimum offering size of $50 million.

•	Piggy-Back Rights. Beginning November 1, 2015 (or earlier if transfer restrictions under the Stockholders Agreement are terminated earlier), the Sponsor Stockholder will be permitted to, among other things, participate in offerings for the Company’s account. If underwriters advise that the success of the proposed offering would be significantly and adversely affected by the inclusion of all securities in an offering for the Company’s own account, then the securities proposed to be included by the Sponsor Stockholders are cut back first.

Third Amended and Restated Limited Partnership Agreement

The Third Amended and Restated Limited Partnership Agreement will give effect to the rights of certain limited partners of the Operating Partnership, including the Sponsor Stockholders. Pursuant to the Third Amended and Restated Limited Partnership Agreement, prior to the date on which the Sponsor Stockholders own less than 9.8% of the Equity Consideration, the Company (as general partner) may not consummate certain transactions (a “Stockholder Vote Transaction”) with respect to which the holders of shares the Company’s common stock are entitled to vote, unless the Stockholder Vote Transaction is also approved by the common limited partners of the Operating Partnership on a “pass through” basis, which generally affords the common limited partners a vote as though the common limited partners held shares of the Company’s common stock and voted together with the stockholders of the Company with respect to such Stockholder Vote Transactions.

The Commitment Letters

Bridge Facility Commitment Letter

Contemporaneously with the execution of the Purchase Agreement, the Company obtained a debt financing commitment for the transactions contemplated by the Purchase Agreement, the aggregate proceeds of which will be used by the Company to pay a portion or all of the cash consideration to consummate the Transaction and to pay related fees and expenses.

Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA (collectively, the “Bridge Facility Commitment Parties”) have committed to provide a 364-day bridge term loan of $1.75 billion (the “Bridge Loan”) to the Operating Partnership on the terms and conditions set forth in a commitment letter (the “Bridge Commitment Letter”) and fee letter, each dated December 6, 2014. Wells Fargo Bank, National Association, Bank of America, N.A., and Goldman Sachs Bank USA have committed to fund the principal amount of the Bridge Loan as follows: Wells Fargo Bank, National Association, 50%; Goldman Sachs Bank USA, 25%; Bank of America, N.A., 25%.

The obligation of the Bridge Facility Commitment Parties to provide financing under the Bridge Commitment Letter are subject to certain conditions, including, without limitation, (i) the negotiation, execution and delivery of definitive loan documentation for the Bridge Loan consistent with the Bridge Commitment Letter and otherwise reasonably satisfactory to the Bridge Facility Commitment Parties, (ii) a condition that there has not been a “Target Property Material Adverse Effect” (as defined in the Bridge Commitment Letter), (iii) the consummation of the Transaction in accordance with the Purchase Agreement (without giving effect to any amendments to the Purchase Agreement or any waivers thereof that are materially adverse to the Bridge Facility Commitment Parties unless consented to by the Bridge Facility Commitment Parties) concurrently with the funding of the Bridge Loan, (iv) the payment of applicable costs, fees and expenses, (v) either (x) the closing of the Backstop Facility (as defined below) and the repayment in full and termination of the Operating Partnership’s existing corporate credit facility (the “Existing Credit Facility”) or (y) the receipt of consent from the Operating Partnership’s existing lenders under the Existing Credit Facility to the Transaction and the financing thereof as contemplated by the Bridge Commitment Letter (the “Existing Credit Facility Consent”), and (vi) the delivery of certain customary closing documents (including, among other things, opinions from legal counsel). The principal amount of the Bridge Loan may be reduced in connection with certain equity and debt issuances by the Operating Partnership and/or the Company, as well as in connection with certain asset sales.

The Bridge Commitment Letter terminates on July 4, 2015.

Backstop Facility Commitment Letter

Contemporaneously with the execution of the Purchase Agreement, the Company obtained a debt financing commitment to refinance the Existing Credit Facility in the event that the lenders under the Existing Credit Facility do not provide the Existing Credit Facility Consent, the aggregate proceeds of which will be used by the Company to refinance the Existing Credit Facility and to pay related fees and expenses.

Wells Fargo Bank, National Association and Wells Fargo Securities, LLC (collectively, the “Backstop Facility Commitment Parties”) have committed to provide a $450 million 364-day bridge credit facility (the “Backstop Facility”) to the Operating Partnership on the terms and conditions set forth in a commitment letter (the “Backstop Commitment Letter” and, together with the Bridge Commitment Letter, the “Commitment Letters”) and fee letter, each dated December 6, 2014. Wells Fargo Bank, National Association has committed to fund 100% of the principal amount of the Backstop Facility. The Backstop Facility consists of an up to $300 million revolving facility and an up to $150 million term loan facility.

The obligation of the Backstop Facility Commitment Parties to provide financing under the Backstop Commitment Letter are subject to certain conditions, including, without limitation, (i) the negotiation, execution and delivery of definitive loan documentation for the Backstop Facility consistent with the Backstop Commitment Letter and otherwise reasonably satisfactory to the Backstop Facility Commitment Parties, (ii) a condition that there has not been a “Target Property Material Adverse Effect” (as defined in the Backstop Commitment Letter), (iii) the consummation of the Transaction in accordance with the Purchase Agreement (without giving effect to any amendments to the Purchase Agreement or any waivers thereof that are materially adverse to the Backstop Facility Commitment Parties unless consented to by the Backstop Facility Commitment Parties) concurrently with the initial funding of the Backstop Facility, (iv) the payment of applicable costs, fees and expenses, (v) the concurrent funding of the Bridge Loan and (vi) the delivery of certain customary closing documents (including, among other things, opinions from legal counsel).

The Backstop Commitment Letter terminates on July 4, 2015 or, if earlier, the date on which the Existing Credit Facility Consent is obtained.

Definitive Documentation

The Purchase Agreement is attached hereto as Exhibit 2.1, the Bridge Commitment Letter is attached hereto as Exhibit 10.1 and the Backstop Commitment Letter is attached hereto as Exhibit 10.2, and each is incorporated herein in its entirety by reference. The foregoing descriptions of the Purchase Agreement (and the other transaction documents contemplated thereby) and the

Commitment Letters do not purport to be complete, and are qualified in their entirety by reference to the full text of the Purchase Agreement and the Commitment Letters, respectively, which are attached hereto as Exhibit 2.1, Exhibit 10.1 and Exhibit 10.2 and are incorporated herein by reference. A copy of each of the Purchase Agreement and the Commitment Letters has been included to provide stockholders with information regarding its terms and is not intended to provide any factual information about the Company. The representations, warranties and covenants contained in the Purchase Agreement and the Commitment Letters, respectively, have been made solely for the purposes of the Purchase Agreement or the Commitment Letters, respectively, and as of specific dates; were solely for the benefit of parties to the Purchase Agreement or the Commitment Letters, respectively; and are not intended as statements of fact to be relied upon by the Company’s stockholders, but rather as a way of allocating the risk between the parties to the Purchase Agreement or the Commitment Letters, respectively, in the event the statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Purchase Agreement or the Commitment Letters, respectively, which disclosures are not reflected in the Purchase Agreement or the Commitment Letters, respectively, attached hereto; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders. Accordingly, stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement or the Commitment Letters, respectively, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above under the heading “Asset Purchase Agreement” is hereby incorporated herein by reference. As disclosed under the heading “Asset Purchase Agreement” in Item 1.01 above, on December 6, 2014 the Company agreed to sell the Equity Consideration to the Seller Parties. This sale will not be registered under the Securities Act of 1933, as amended (the “Securities Act”). The Equity Consideration will be sold in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Seller Parties have provided a written representation that they are an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and the Company has not engaged in general solicitation in connection with the offer or sale of the Equity Consideration.

Forward-Looking Statements

This communication contains certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, one can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Forward-looking statements include statements about future results, projected yields, rates of return and performance, projected cash available for distribution, projected cash from any single source of investment or fee stream, projected expenses, expected and weighted average return on equity, market and industry trends, investment opportunities, business conditions and other matters, including, among other things: the ability to consummate the Company’s proposed transaction on the terms proposed or not at all. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement; (2) the inability to complete the proposed transaction or failure to satisfy other conditions to completion of the proposed transaction; (3) the inability to complete the proposed transaction within the expected time period or at all, including due to the failure to obtain the required Company stockholder approval or the failure to satisfy other conditions to completion of the acquisition, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the acquisition; (4) risks related to disruption of management’s attention from the ongoing business operations due to the proposed transaction; (5) the effect of the announcement of the proposed transaction on the Company’s or the Target Properties’ relationships with their respective customers, tenants, lenders, operating results and businesses generally; (6) the size and timing of offerings or capital raises; (7) the performance of the Target Properties and the Company’s real estate portfolio generally; (8) the ability to execute upon, and realize any benefits from, potential value creation opportunities through value-add transactions and tenant relationships in the future or at all; (9) the stability of long-term cash flow streams; (10) the projected net operating income of the Company’s portfolio and the Target Properties, including the ability to achieve the growth, obtain the lease payments and step ups in contractual lease payments, and maintain dividend payments, at current or anticipated levels, or at all; and (11) the ability to opportunistically participate in commercial real estate refinancings or unsecured financings and to achieve an investment grade rating. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 3, 2014, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, the Company expects to file a proxy statement with the SEC, which will be mailed or otherwise disseminated to Company stockholders when available. The Company also plans to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement (if and when it becomes available) and other relevant documents filed by the Company with the SEC can be obtained through the SEC’s website at www.sec.gov. Copies of the documents the Company files with the SEC will also be available free of charge on the Company’s Web site at www.hudsonpacificproperties.com.

Certain Information Regarding Participants

The Company and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed equity issuance. Information about the Company’s executive officers and directors is available in the Company’s definitive proxy statement filed with the SEC on March 28, 2014 in connection with its 2014 annual meeting of stockholders. Additional information regarding the Company’s interests will be included in the proxy statement/prospectus and other relevant documents filed with the SEC if and when they become available. The Company will make free copies of these documents available using the sources indicated above.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Asset Purchase Agreement, dated as of December 6, 2014, by and among the Company, the Operating Partnership and the Seller Parties

10.1	Bridge Commitment Letter, dated as of December 6, 2014, by and among the Operating Partnership, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA

10.2	Backstop Commitment Letter, dated as of December 6, 2014, by and among the Operating Partnership, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC

*	Certain exhibits to the Purchase Agreement, the Buyer Parties’ disclosure letter and the Seller Parties’ disclosure letter have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish copies of such omitted materials supplementally upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON PACIFIC PROPERTIES, INC.
Date: December 11, 2014

	By:	/s/ Mark T. Lammas
Name: Mark T. Lammas
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Asset Purchase Agreement, dated as of December 6, 2014, by and among the Company, the Operating Partnership and the Seller Parties

10.1	Bridge Commitment Letter, dated as of December 6, 2014, by and among the Operating Partnership, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA

10.2	Backstop Commitment Letter, dated as of December 6, 2014, by and among the Operating Partnership, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC

*	Certain exhibits to the Purchase Agreement, the Buyer Parties’ disclosure letter and the Seller Parties’ disclosure letter have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish copies of such omitted materials supplementally upon request by the SEC.